Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES REPORTS STRONG

2005 THIRD QUARTER FINANCIAL RESULTS

Consolidated Net Revenue up 19.6 Percent Year-over-Year

CHICAGO (October 28, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced strong financial results for its third quarter ended September 30, 2005.

Consolidated net revenue in the 2005 third quarter increased 19.6 percent to $109.6 million from $91.6 million in the 2004 third quarter. Net revenue grew in every region compared to the 2004 third quarter, but was especially strong in the Americas. In particular, the Financial Services industry group reported better than expected results that had a significant impact on net revenue. The positive impact of exchange rate fluctuations was less than one percent in the quarter.

Reported net income of $30.4 million and fully diluted earnings per share of $1.58 were significantly impacted by a non-cash tax benefit resulting from the $18.1 million reversal of a portion of the valuation allowance on certain U.S. deferred tax assets. In accordance with SFAS No. 109 and based on the likelihood that the company will realize the benefits from its deferred tax assets, the company determined that a portion of the valuation allowance should be reversed. Excluding third quarter restructuring charges and the tax benefits associated with the reversal of a portion of the valuation allowance, adjusted net income in the 2005 third quarter would have been $14.0 million and diluted earnings per share would have been $0.73. In the third quarter of 2004, adjusted net income was $6.5 million and diluted earnings per share was $0.32, excluding a significant gain from the monetization of Google warrants.

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The reconciliation between U.S. GAAP results and adjusted results for net income and diluted earnings per share appears below.

	Three Months Ended September 30,
Dollars in millions except per share data	2005	2004

Net income (GAAP)	$30.4	$62.1
Google warrants	—	(56.8)
Restructuring charges	1.6	—
Valuation allowance reversal	(18.1)	—
Impact of effective tax rate	0.1	1.2

Adjusted net income	$14.0	$6.5

Reconciliation of Diluted Earnings per Share

EPS (GAAP)	$1.58	$3.08
Google warrants	—	(2.82)
Restructuring charges	0.08	—
Valuation allowance reversal	(0.94)	—
Impact of effective tax rate	—	0.06

Adjusted EPS	$0.73	$0.32

Reported 2005 third quarter operating income of $12.9 million includes $1.6 million in restructuring charges. These charges include the reversal of previously established restructuring reserves related to a property. Excluding the restructuring charges, which management believes more appropriately reflects core operations, third quarter operating income would have improved to $14.5 million, reflecting a 13.3 percent operating margin, compared to third quarter 2004 operating income of $8.2 million and an 8.9 percent operating margin. The year-over-year improvement in operating income and operating margin reflects the initial results of the company’s restructuring plan, the result of cost containment initiatives, and higher net revenue levels.

Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles, said, “We are very pleased with the improvement in our third quarter results. They reflect the success of our long-term strategy to drive profitable growth—specifically through our revenue producing initiatives and the operating leverage at these revenue levels—as well as the positive outcomes associated with our recent restructuring efforts. We now have a much improved operating platform from which to move the company forward. We see long-term demand for qualified executives and board members who can effectively manage companies through the kind of challenging business and economic conditions prevalent today and we plan to capitalize on this opportunity to grow.”

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Consolidated salaries and employee benefits in the 2005 third quarter were $71.3 million, up 18.1 percent from $60.4 million in the comparable quarter of 2004, but declined as a percentage of net revenue to 65.0 percent compared with 65.9 percent last year. The expense increase largely reflects an increase in performance-related compensation accruals from increased revenue levels. Total stock-based compensation expense was $3.9 million for the 2005 third quarter and is expected to be approximately $14.0 million for the 2005 year.

Consolidated general and administrative expenses of $23.7 million increased 3.0 percent in the 2005 third quarter from $23.0 million reported in the same period a year ago. As a percentage of net revenue, consolidated general and administrative expenses declined to 21.7 percent in the 2005 third quarter compared to 25.1 percent in the 2004 third quarter.

As of September 30, 2005, the company employed 306 consultants, reflecting the departure of 10 consultants as part of the company’s restructuring as well as new hires made in the quarter. This compares to 307 consultants employed as of June 30, 2005 and 295 as of September 30, 2004. Consultant productivity increased in the 2005 third quarter as executive search revenue per consultant rose to an annualized rate of $1.4 million, a record level for the firm.

The cash, cash equivalents and short-term investments balance at September 30, 2005 was $193.9 million, compared to $222.8 million at December 31, 2004 and $153.7 million at June 30, 2005. A portion of the company’s annual bonus to employees and consultants will be disbursed in the fourth quarter and will affect year-end cash balances. The balance of the bonus payment will be made in the first quarter of 2006. On September 16, 2005, the company announced a $50 million stock repurchase program. No stock has yet been repurchased under this authorization.

Regional Review

Net revenue for the 2005 third quarter grew in every region compared to the 2004 third quarter. Every region also reported a year-over-year improvement in operating margin.

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The Americas (formerly reported separately as North America and Latin America) reported net revenue of $65.2 million, up 21.8 percent over the 2004 third quarter. The resulting operating margin of 22.3 percent also improved over the 2004 third quarter operating margin of 21.0 percent. In the Americas, the Financial Services industry group was the largest driver of growth in the third quarter, with the most significant net revenue increase compared to the 2004 third quarter.

In Europe, net revenue of $34.3 million in the 2005 third quarter increased 14.4 percent from the 2004 third quarter, which includes a one percentage point decrease from the impact of exchange rate fluctuations. The improved revenue performance combined with savings delivered by the restructuring in the 2005 second quarter resulted in an improvement in the operating margin from 3.8 percent in the 2004 third quarter to 10.9 percent in the 2005 third quarter. The Financial Services and Industrial industry groups reported the most significant year-over-year net revenue increases.

In Asia Pacific, net revenue in the 2005 third quarter of $10.2 million increased 25.0 percent from the 2004 third quarter, including a 3 percentage point positive impact from exchange rate fluctuations. Net revenue growth was primarily driven by strong performances in the Financial Services and Consumer industry groups. The 2005 third quarter operating margin improved to 26.1 percent compared to 19.8 percent in the 2004 third quarter.

“We believe that we have completed the appropriate actions in our organization to position the company for increasingly profitable growth going forward. In particular our European offices are now operating with a newly appointed management team and an improved business model, with aggressive plans for growth,” Friel said.

Nine Month Results

For the nine months ended September 30, 2005, consolidated net revenue was $311.6 million, a 12.6 percent increase from $276.8 million for the first nine months of 2004. The increase includes a positive impact of approximately two percentage points from exchange rate fluctuations. For the first nine months of 2005 reported operating income of $11.5 million includes $22.4 million in restructuring charges. The year-to-date reported net income of $32.3 million and diluted earnings per common share of $1.62 includes $22.4 million in restructuring charges and a non-cash tax benefit resulting from the reversal of a portion of the company’s valuation allowance on certain U.S. deferred tax assets.

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Excluding the restructuring charges, which management believes more appropriately reflects core operations, the 2005 year-to-date adjusted operating income would have been $33.9 million, representing a 10.9 percent operating margin. Excluding year-to-date restructuring charges and $18.1 million of non-cash tax benefits associated with the reversal of a portion of the valuation allowance, adjusted net income would have been $34.4 million and diluted earnings per share would have been $1.73. For the comparable nine-month period of 2004, operating income was $21.9 million. Excluding a significant gain from the monetization of Google warrants in the third quarter, net income for the comparable nine-month period of 2004 would have been $17.7 million and diluted earnings per share would have been $0.89.

The reconciliation between U.S. GAAP results and adjusted results for the nine month period appears below.

	Nine Months Ended September 30,
Dollars in millions except per share data	2005	2004

Net Income (GAAP)	$32.3	$73.3
Google warrants	—	$(56.8)
Restructuring charges	22.4	—
Valuation allowance reversal	(18.1)	—
Impact of effective tax rate	(2.2)	1.2

Adjusted net income	$34.4	$17.7

Reconciliation of Diluted Earnings per Share

EPS (GAAP)	$1.62	$3.68
Google warrants	—	(2.85)
Restructuring charges	1.13	—
Valuation allowance reversal	(0.91)	—
Impact of effective tax rate	(0.11)	0.06

Adjusted EPS	$1.73	$0.89

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Outlook

Based on third quarter results, the company has increased its guidance for consolidated net revenue for the 2005 year to be in the range of $409 million to $414 million. At those net revenue levels, and excluding any restructuring charges, the company expects that the full-year operating margin will be approximately 10 percent. Including restructuring charges, the company expects the reported annual operating margin would be approximately 5 percent. The company expects that consolidated net revenue for the fourth quarter will be between $97 million and $102 million. This guidance is based on historical executive recruiting patterns during the holiday season, which are affected by client budget cycles and bonus schedules. The company expects that the fourth quarter operating income will be between $8 million and $10 million.

The company estimates an effective tax rate for the 2005 fourth quarter of between 15 and 20 percent, which continues to reflect an impact from the valuation allowance reversal. In 2006, the company expects to return to a normalized tax rate of approximately 40 percent. As always, the tax rate estimate can be significantly impacted by country-level results, which vary from period to period, and certain discrete items that require recognition in a particular quarter rather than be considered as part of the annual rate.

Friel added, “We are well into our 2006 global budget and forecasting meetings, and expect to provide guidance for 2006 when we release fourth quarter results. Similar to 2005, we will be very prudent with regard to budgeting expenses to follow revenue. Although it is always difficult in this industry to forecast revenue with precision, we believe that our growth initiatives and the steps we have taken in 2005 to improve our cost structure will provide us with opportunities to continue to grow profitably.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review its 2005 third quarter results today, October 28, at 9:00 am (CT). Participants may access the company’s call and any supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for media:	Eric Sodorff	312-496-1613 or esodorff@heidrick.com
Contacts for analysts:	Eileen Kamerick, CFO	312-496-1557 or ekamerick@heidrick.com
	Todd Welu, Controller	312-496-1637 or twelu@heidrick.com
	Julie Creed, VP IR	312-496-1774 or jcreed@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$109,605	$91,607	$17,998	19.6%
Reimbursements	4,339	4,750	(411)	-8.7%

Total revenue	113,944	96,357	17,587	18.3%

Operating expenses:
Salaries and employee benefits	71,291	60,378	10,913	18.1%
General and administrative expenses	23,732	23,033	699	3.0%
Reimbursed expenses	4,393	4,750	(357)	-7.5%
Restructuring charges	1,580	—	1,580

Total operating expenses	100,996	88,161	12,835	14.6%

Operating income	12,948	8,196	4,752	58.0%

Non-operating income (expense):
Interest income	1,539	671
Interest expense	(18)	(19)
Net realized and unrealized gains on equity and warrant portfolio	426	56,445
Other, net	43	158

Net non-operating income	1,990	57,255

Income before income taxes	14,938	65,451

Provision for (benefit from) income taxes	(15,458)	3,302

Net income	$30,396	$62,149

Basic earnings per common share	$1.63	$3.25
Basic weighted average common shares outstanding	18,694	19,124
Diluted earnings per common share	$1.58	$3.08
Diluted weighted average common shares outstanding	19,269	20,167

Salaries and employee benefits as a percentage of net revenue	65.0%	65.9%
General and administrative expense as a percentage of net revenue	21.7%	25.1%
Operating income as a percentage of net revenue	11.8%	8.9%
Effective tax rate	—	5.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended September 30,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$65,181	$53,516	$11,665	21.8%
Europe	34,267	29,965	4,302	14.4%
Asia Pacific	10,157	8,126	2,031	25.0%

Revenue before reimbursements (net revenue)	109,605	91,607	17,998	19.6%
Reimbursements	4,339	4,750	(411)	-8.7%

Total revenue	$113,944	$96,357	$17,587	18.3%

Operating Income:
Americas	$14,511	$11,240	$3,271	29.1%	22.3%	21.0%
Europe	3,718	1,139	2,579	226.4%	10.9%	3.8%
Asia Pacific	2,648	1,609	1,039	64.6%	26.1%	19.8%

Total regions	20,877	13,988	6,889	49.2%	19.0%	15.3%
Corporate	(6,349)	(5,792)	(557)	-9.6%

Operating income before restructuring charges	14,528	8,196	6,332	77.3%	13.3%	8.9%
Restructuring charges	(1,580)	—	(1,580)

Operating income	$12,948	$8,196	$4,752

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Nine Months Ended September 30,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$311,560	$276,762	$34,798	12.6%
Reimbursements	15,735	14,903	832	5.6%

Total revenue	327,295	291,665	35,630	12.2%

Operating expenses:
Salaries and employee benefits	207,257	188,046	19,211	10.2%
General and administrative expenses	70,375	66,804	3,571	5.3%
Reimbursed expenses	15,735	14,903	832	5.6%
Restructuring charges	22,417	—	22,417

Total operating expenses	315,784	269,753	46,031	17.1%

Operating income	11,511	21,912	(10,401)	-47.5%

Non-operating income (expense):
Interest income	3,960	1,366
Interest expense	(359)	(42)
Net realized and unrealized gains on equity and warrant portfolio	230	56,967
Other, net	1,161	52

Net non-operating income	4,992	58,343

Income before income taxes	16,503	80,255

Provision for (benefit from) income taxes	(15,786)	6,955

Net income	$32,289	$73,300

Basic earnings per common share	$1.70	$3.88
Basic weighted average common shares outstanding	18,957	18,872
Diluted earnings per common share	$1.62	$3.68
Diluted weighted average common shares outstanding	19,886	19,895

Salaries and employee benefits as a percentage of net revenue	66.5%	67.9%
General and administrative expense as a percentage of net revenue	22.6%	24.1%
Operating income as a percentage of net revenue	3.7%	7.9%
Effective tax rate	—	8.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Nine Months Ended September 30,
					2005	2004
	2005	2004	$ Change	% Change	Margin *	Margin *
Revenue:
Americas	$179,060	$158,806	$20,254	12.8%
Europe	102,679	94,544	8,135	8.6%
Asia Pacific	29,821	23,412	6,409	27.4%

Revenue before reimbursements (net revenue)	311,560	276,762	34,798	12.6%
Reimbursements	15,735	14,903	832	5.6%

Total revenue	$327,295	$291,665	$35,630	12.2%

Operating Income:
Americas	$39,174	$32,030	$7,144	22.3%	21.9%	20.2%
Europe	5,789	2,501	3,288	131.5%	5.6%	2.6%
Asia Pacific	7,389	5,008	2,381	47.5%	24.8%	21.4%

Total regions	52,352	39,539	12,813	32.4%	16.8%	14.3%
Corporate	(18,424)	(17,627)	(797)	-4.5%

Operating income before restructuring charges	33,928	21,912	12,016	54.8%	10.9%	7.9%
Restructuring charges	(22,417)	—	(22,417)

Operating income	$11,511	$21,912	$(10,401)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$32,289	$73,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,628	9,702
Deferred income taxes	(16,366)	(7,035)
Net realized and unrealized gains on equity and warrant portfolio	(230)	(56,967)
Stock-based compensation expense, net	10,074	1,568
Restructuring charges	22,417	—
Cash paid for restructuring charges	(28,625)	(12,858)
Changes in assets and liabilities:
Trade and other receivables	(23,680)	(8,700)
Accounts payable	(5,182)	(483)
Accrued expenses	31,188	20,598
Income taxes recoverable (payable), net	(11,485)	8,741
Other assets and liabilities, net	(5,043)	746

Net cash provided by operating activities	13,985	28,612

Cash flows from investing activities:
Capital expenditures	(4,468)	(3,948)
Proceeds from sales of equity securities	1,769	128,991
Payments to consultants related to sales of equity securities	(18,202)	(71)
Proceeds from sales of short-term investments	176,925	35,975
Purchases of short-term investments	(112,600)	(101,025)
Other, net	112	118

Net cash provided by investing activities	43,536	60,040

Cash flows from financing activities:
Proceeds from stock options exercised	8,050	7,514
Purchases of treasury stock	(27,498)	—
Payments on debt	—	(569)

Net cash provided by (used in) financing activities	(19,448)	6,945

Effect of foreign currency exchange rates on cash and cash equivalents	(2,590)	295

Net increase in cash and cash equivalents	35,483	95,892

Cash and cash equivalents:
Beginning of period	98,428	79,039

End of period	$133,911	$174,931

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$30,396	$62,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,672	3,263
Deferred income taxes	(18,512)	(7,035)
Net realized and unrealized gains on equity and warrant portfolio	(426)	(56,445)
Stock-based compensation expense, net	3,947	716
Restructuring charges	1,580	—
Cash paid for restructuring charges	(8,546)	(3,299)
Changes in assets and liabilities:
Trade and other receivables	850	8,481
Accounts payable	(548)	(1,175)
Accrued expenses	27,308	17,172
Income taxes recoverable (payable), net	542	9,274
Other assets and liabilities, net	(975)	(1,085)

Net cash provided by operating activities	38,288	32,016

Cash flows from investing activities:
Capital expenditures	(1,343)	(879)
Proceeds from sales of equity securities	456	128,841
Payments to consultants related to sales of equity securities	(198)	—
Proceeds from sales of short-term investments	20,050	14,225
Purchases of short-term investments	(10,050)	(45,125)
Other, net	71	38

Net cash provided by investing activities	8,986	97,100

Cash flows from financing activities:
Proceeds from stock options exercised	2,590	1,081
Payments on debt	—	(200)

Net cash provided by financing activities	2,590	881

Effect of foreign currency exchange rates on cash and cash equivalents	371	660

Net increase in cash and cash equivalents	50,235	130,657

Cash and cash equivalents:
Beginning of period	83,676	44,274

End of period	$133,911	$174,931

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2005	2004
Current assets:
Cash and cash equivalents	$133,911	$98,428
Short-term investments	60,000	124,325
Accounts receivable, net of allowance for doubtful accounts	73,360	51,843
Other receivables	3,879	4,453
Prepaid expenses	8,707	8,377
Income taxes recoverable, net	4,032	—
Deferred income taxes, net	7,767	2,744

Total current assets	291,656	290,170

Non-current assets:
Property and equipment, net	21,993	27,677
Assets designated for retirement and pension plans	27,055	32,468
Investments	2,365	4,089
Other non-current assets	6,163	3,406
Goodwill	48,609	48,818
Other intangible assets, net	6,235	6,890
Deferred income taxes, net	25,626	7,766

Total non-current assets	138,046	131,114

Total assets	$429,702	$421,284

Current liabilities:
Accounts payable	$5,499	$10,986
Accrued salaries and employee benefits	95,176	68,044
Other accrued liabilities	27,044	42,870
Current portion of accrued restructuring charges	12,676	10,609
Income taxes payable, net	—	7,463

Total current liabilities	140,395	139,972

Non-current liabilities:
Retirement and pension plans	32,055	37,941
Non-current portion of accrued restructuring charges	12,500	21,632
Other non-current liabilities	6,481	5,613

Total non-current liabilities	51,036	65,186

Stockholders’ equity	238,271	216,126

Total liabilities and stockholders’ equity	$429,702	$421,284